THIRD AMENDMENT TO THE PACER FUNDS TRUST CUSTODY  AGREEMENT

THIS THIRD AMENDMENT, dated as of June 1, 2017, to the Custody Agreement, dated as of May 26, 2015, as amended November 25, 2015 and November 16, 2016 (the “Agreement”), is entered into by and between PACER FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A.,  a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and to amend Article XV, Section 15.02 of the Agreement to permit certain amendments of Exhibit B; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1)	Article XIII Section 13.01 Effective Period is hereby superseded and replaced in its entirety with the following Section 13.01:

13.01 Effective Period. This Agreement shall become effective as of the date first written and will continue in effect for each Fund for a period of three (3) years    (the “Initial Term”) from the date the Fund was added to Exhibit B as hereinafter provided, and shall automatically renew thereafter for subsequent one (1) year   terms with respect to each Fund until terminated as hereinafter provided.

2)	Article XV Miscellaneous, Section 15.02 Amendment is hereby superseded and replaced in its entirety with the following Section 15.02:

15.02 Amendment. This Agreement (other than Exhibit B) may not be amended or modified in any manner except by written agreement executed by the Custodian and the Trust, and authorized or approved by the Board of Trustees. The Custodian may amend Exhibit B to reflect the addition or removal of Funds upon receiving written notice from the Board of Trustees that a Fund is being added or removed and, in the case of the addition of a Fund, the completion to Custodians’ satisfaction in its sole discretion of all necessary or appropriate anti- money laundering, know-your-customer, compliance and business reviews.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PACER FUNDS TRUST	U.S. BANK, N.A.
By: /s/ Joe M. Thomson	By: /s/ Michael L. Ceccato
Name: Joe M. Thomson	Name: Michael L. Ceccato
Title:	Title: Vice President

Amended Exhibit B
to the Custody Agreement - Pacer Funds Trust

Fund Names

Name of Series
Pacer Trendpilot 750 ETF
Pacer Trendpilot 450 ETF
Pacer Trendpilot 100 ETF
Pacer US Export Leaders ETF
Pacer Trendpilot European Index ETF
Pacer Autopilot Hedged European Index ETF
Pacer Global High Dividend ETF
Pacer International Export Leaders ETF
Pacer US Cash Cows 100 ETF
Pacer Developed Markets International Cash Cows I 00 ETF
Pacer Emerging Markets Cash Cows 100 ETF
Pacer US Small Cap Cash Cows 100 ETF